Exhibit 3.3

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

This First Amended and Restated Agreement of Limited Partnership, dated as of November 29, 2011 (this “Agreement”), is entered into and executed by Rose Rock Midstream GP, LLC, a Delaware limited liability company, as the General Partner (as defined herein), and Rose Rock Midstream Holdings, LLC, a Delaware limited liability company, and Rose Rock Midstream Corporation, a Delaware corporation, as the organizational Limited Partners (as defined herein).

WHEREAS, the General Partner and the Limited Partners entered into the Agreement of Limited Partnership of Rose Rock Midstream, L.P. (the “Prior Agreement”) on August 8, 2011; and

WHEREAS, the General Partner and the Limited Partners deem it advisable and in their best interests to amend and restate the Prior Agreement as set forth herein;

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partners hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the date hereof, by and among SemGroup, Holdings, the General Partner, Rose Rock Midstream Corporation, the Partnership, Opco and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented and/or restated from time to time.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means Rose Rock Midstream GP, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Rose Rock Midstream GP, LLC, as general partner.

“Holdings” means Rose Rock Midstream Holdings, LLC, a Delaware limited liability company.

“Initial Public Offering” means the Partnership’s first underwritten public offering of limited partner interests in the Partnership (including any limited partner interests issued pursuant to the exercise of the Over-Allotment Option granted to the Underwriters by the Partnership) pursuant to a registration statement that is filed and declared effective under the Securities Act of 1933, as amended.

“IPO Closing Date” means the first date on which limited partner interests are sold by the Partnership pursuant to the Initial Public Offering.

“Limited Partners” means Holdings and Rose Rock Midstream Corporation, acting as limited partners pursuant to this Agreement, and any other limited partner admitted to the Partnership from time to time.

“Opco” means Rose Rock Midstream Operating, LLC, a Delaware limited liability company.

“Option Closing Date” means the date or dates on which any limited partner interests are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership in connection with the Initial Public Offering.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Rose Rock Midstream, L.P., a Delaware limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

“Rose Rock Midstream Corporation” means Rose Rock Midstream Corporation, a Delaware corporation.

“RRM Energy GP” means Rose Rock Midstream Energy GP, LLC, a Delaware limited liability company.

“SemCrude” means SemCrude, L.P., a Delaware limited partnership.

“SemGroup” means SemGroup Corporation, a Delaware corporation.

“Underwriters” means the underwriters in an Initial Public Offering.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partners have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Rose Rock Midstream, L.P.”, or such other name as complies with applicable law as the General Partner may select from time to time.

Section 2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Section 2.4 Term. The Partnership shall continue until dissolved pursuant to Article VIII.

Section 2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

Section 2.6 Partnership Interests. As of the date hereof, the General Partner has a 2.0% general partner interest, Rose Rock Midstream Corporation has a 1.0% limited partner interest and Holdings has a 97.0% limited partner interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Section 4.1 Organizational Contributions. As consideration for the issuance of the partnership interests described in Section 2.6, Holdings has contributed to the Partnership $970 in cash, Rose Rock Midstream Corporation has contributed to the Partnership $10 in cash and the General Partner has contributed to the Partnership $20 in cash.

Section 4.2 Contributions by the General Partner and its Affiliates.

As of the date hereof, pursuant to the Contribution Agreement:

(a) Holdings has contributed a 100.0% membership interest in RRM Energy GP and a 99.5% limited partner interest in SemCrude (collectively, the “Interests”) to the Partnership (with 1% and 2% of the Interests being conveyed on behalf of Rose Rock Midstream Corporation and the General Partner, respectively) in exchange for (i) a continuation of Holdings’ and Rose Rock Midstream Corporation’s respective limited partner interests in the Partnership and the General Partner’s general partner interest in the Partnership, and (ii) the unconditional right to receive, as a reimbursement of pre-formation capital expenditures (as that term is defined by Treasury Regulation Section 1.707-4(d)) incurred by SemGroup with respect to the Interests (such pre-formation capital expenditures referred to herein as “Capital Expenditures”), a cash distribution from the Partnership in an amount equal to the greater of (1) $110 million (the “Fixed Amount”) or (2) the sum of (A) the aggregate amount of cash contributed by the Underwriters to the Partnership on the IPO Closing Date with respect to limited partner interests issued by the Partnership, less offering expenses, underwriting discounts and commissions and structuring fees (the “Net IPO Proceeds”), and (B) upon the earlier to occur of the expiration of the Over-Allotment Option or the exercise in full of the Over-Allotment Option, the aggregate amount of cash, if any, contributed by the Underwriters to the Partnership on the Option Closing Date(s) with respect to limited partner interests issued by the Partnership, less offering expenses, underwriting discounts and commissions and structuring fees, upon each exercise of the Over-Allotment Option, if any (the “Net Option Proceeds,” and together with the Net IPO Proceeds, the “Net Proceeds”). The right of Holdings to receive the greater of the amounts described above is unconditional and not dependent upon the occurrence of future events. For clarity, if the Initial Public Offering does not occur, the Partnership will make a cash distribution to Holdings of the Fixed Amount as a reimbursement of Capital Expenditures.

(b) The Partnership has contributed the Interests to Opco.

(c) The respective initial capital contributions of Holdings, Rose Rock Midstream Corporation and the General Partner have been refunded, and any interest or other profit that may have resulted from the investment or other use of such capital contributions has been distributed to Holdings, Rose Rock Midstream Corporation and the General Partner in proportion to such capital contributions.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

Section 5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

Section 5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.1 General Partner to Manage. Except as otherwise expressly provided in this Agreement or under the Delaware Act, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner. The Limited Partners shall not have any power to control or manage the business or affairs of the Partnership.

Section 6.2 Reimbursement. The General Partner shall be reimbursed for all costs, expenses, disbursements and advances incurred or made by the General Partner in connection with the operation of the Partnership or on behalf of the Partnership, including, without limitation, costs of compensation and benefits to managers, officers, employees or agents of the General Partner or any of its affiliates engaged in managing the business and affairs of, or providing services to, the Partnership.

ARTICLE VII

LIABILITY OF LIMITED PARTNER

The Limited Partners shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, upon (1) the election of the General Partner to do so, if approved unanimously by the Limited Partners; (2) the entry of a decree of judicial dissolution of the Partnership; or (3) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or any Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

Section 10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Candice L. Cheeseman

Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

LIMITED PARTNERS:

ROSE ROCK MIDSTREAM HOLDINGS, LLC

By:	/s/ Candice L. Cheeseman

Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

ROSE ROCK MIDSTREAM CORPORATION

By:	/s/ Candice L. Cheeseman

Name:	Candice L. Cheeseman
Title:	General Counsel and Secretary

THE STATE OF OKLAHOMA

COUNTY OF TULSA

SUBSCRIBED AND SWORN TO BEFORE ME by Candice L. Cheeseman on this the 29th day of November, 2011.

/s/ Elayna M. Conner
Notary Public for Oklahoma